Exhibit 12.1

[Letterhead of Kilpatrick Townsend & Stockton LLP]

direct dial 202 508 5884

direct fax 202 204 5611

cgattuso@kilpatricktownsend.com

May 19, 2016

Board of Directors

The Victory Bancorp, Inc.

548 North Lewis Road

Limerick, Pennsylvania 19468

Ladies and Gentlemen:

We have acted as counsel to The Victory Bancorp, Inc., a Pennsylvania corporation (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”), related to the sale of 800,000 shares of common stock, $1.00 par value per share, of the Company (the “Shares”) initially filed with the Securities and Exchange Commission on April 23, 2015. The Offering Statement relates to the sale of the Shares in the manner described in the Offering Circular which is part of the Offering Statement.

We have reviewed the Offering Statement, the Offering Circular and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies and the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, The Victory Bank.

This opinion is limited solely to the corporate laws of the Commonwealth of Pennsylvania. We express no opinion with respect to the applicability, or the effect thereon, of the Blue Sky laws or regulations of any state or other jurisdiction, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Board of Directors

The Victory Bancorp, Inc.

May 19, 2016

For purposes of this opinion, we have assumed that, prior to the issuance of any of the Shares, the Offering Statement, as finally amended, will have been deemed qualified by the Securities and Exchange Commission.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and sold in the manner described in the Offering Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the heading “Legal and Tax Opinions” in the Offering Circular which is part of the Offering Statement, as such may be amended or supplemented. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

We assume no obligation to advise you of any events that occur after the date of this opinion letter. While purchasers of the Shares are entitled to rely on this opinion, this opinion may not be referred to in any document without our prior express written consent.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Christina M. Gattuso
Christina M. Gattuso, a Partner